Exhibit 3.1
CARTER VALIDUS MISSION CRITICAL REIT II, INC.
ARTICLES SUPPLEMENTARY

Carter Validus Mission Critical REIT II, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 5.1 of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified 25,000,000 authorized but unissued shares of Class A Common Stock, $0.01 par value per share, of the Corporation (the “Class A Shares”), 25,000,000 authorized but unissued shares of Class I Common Stock, $0.01 par value per share, of the Corporation (the “Class I Shares”) and 25,000,000 authorized but unissued shares of Class T Common Stock, $0.01 par value per share, of the Corporation (the “Class T Shares”) as shares of Class T2 Common Stock, $0.01 par value per share, of the Corporation (the “Class T2 Shares”), with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. The total numbers of Class A Shares, Class T Shares, Class I Shares and Class T2 Shares which the Corporation has authority to issue after giving effect to these Articles Supplementary are 175,000,000, 175,000,000, 75,000,000, and 75,000,000, respectively. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

Class T2 Common Shares

(1)    Designation and Number. A class of Common Shares, designated as the Class T2 Common Stock, $0.01 par value per share (the “Class T2 Shares”), is hereby established. The number of authorized Class T2 Shares shall be 75,000,000.

(2)    Definitions. As used herein, the following term shall have the following meaning unless the context otherwise requires:

Net Asset Value per Class T2 Share. The term “Net Asset Value per Class T2 Share” shall mean the net asset value of the Corporation allocable to the Class T2 Shares, calculated as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding Class T2 Shares.

(3)    Treatment as Class A Shares, Class T Shares and Class I Shares. Except as set forth in Sections 4, 5 and 6 below, the Class T2 Shares shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the Class A Shares, Class T Shares and Class I Shares and

all provisions of the Charter applicable to the Class A Shares, Class T Shares and Class I Shares, including, without limitation, the provisions of Article V, shall apply to the Class T2 Shares.
(4)    Rights Upon Liquidation. The holder of each Class T2 Share shall be entitled to be paid, out of Assets that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value per Class T2 Share.

(5)    Voting Rights. Class T2 Shares shall vote together with Class A Shares, Class T Shares and Class I Shares as a single class on all actions to be taken by the Stockholders; provided, however, the affirmative vote of a majority of the then outstanding Class T2 Shares, with no other class of Common Shares voting except the Class T2 Shares voting as a separate class, shall be required (a) to amend the Charter if such amendment would materially and adversely affect the rights, preferences and privileges of the Class T2 Shares; (b) on any matter submitted to Stockholders that relates solely to the Class T2 Shares; and (c) on any matter submitted to Stockholders in which the interests of the Class T2 Shares differ from the interests of any other class of Common Shares.

(6)    Distributions. Dividends or other Distributions declared and paid with respect to the Class T2 Shares may vary among holders thereof in order to account for differences in the distribution and servicing fees and other fees and expenses payable to the Dealer Manager with respect to such Class T2 Shares.

(7)    Conversion.

(a)    Upon Listing of a class of Common Shares, each Class T2 Share shall automatically and without any action on the part of the holder thereof convert into a number of shares of such class of Common Shares equal to a fraction, the numerator of which is the Net Asset Value Per Class T2 Share and the denominator of which is the net asset value of the Corporation allocable to a share of such class of Common Shares, calculated as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding shares of such class of Common Shares.

(b)    Each Class T2 Share shall automatically and without any action on the part of the holder thereof convert into such number of Class I Shares equal to a fraction, the numerator of which is the Net Asset Value Per Class T2 Share (including any reduction for distribution and servicing fees as described in the applicable Prospectus) and the denominator of which is the Net Asset Value Per Class I Share, at the end of the month in which the transfer agent of the Corporation determines, on the Corporation’s behalf, that the Total Share-Level Underwriting Compensation, including the distribution and servicing fees paid with respect to such Class T2 Share, equals 8.5% of the total gross investment amount at the time of purchase of such Class T2 Share or a lower limit, provided that, in the case of a lower limit, (i) the agreement between the Dealer Manager and the Soliciting Dealer in effect at the time such Class T2 Share was issued sets forth the lower limit and (ii) the Dealer Manager advises the Corporation’s transfer agent of the lower limit in writing. As used herein, the term “Total Share-Level Underwriting Compensation” shall mean all underwriting compensation, including without limitation dealer manager fees, Selling

Commissions and distribution and servicing fees, paid by the Corporation or on behalf of the Corporation to the Dealer Manager or Soliciting Dealers with respect to each Class T2 Share.

SECOND: The Class T2 Shares have been reclassified by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned officer acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer and Treasurer on this 2nd day of June, 2017.

ATTEST:	CARTER VALIDUS MISSION CRITICAL REIT II, INC

/s/ Todd M. Sakow	By: /s/ John E. Carter (SEAL)
Name: Todd M. Sakow	Name: John E. Carter
Title: Chief Financial Officer and Treasurer	Title: Chief Executive Officer